Exhibit 99.2

Unaudited Condensed Consolidated

Financial Statements for

THE COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARIES

March 31, 2023

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022
Assets
Cash and due from banks	$11,905	$11,511
Federal funds sold	2,290	2,140
Interest-bearing deposits with banks	13,297	11,822
Securities available for sale ("AFS"), at fair value	463,949	462,746
Equity securities carried at fair value through income	4,380	4,286
Non-marketable equity securities held in other financial institutions	207	207
Federal Home Loan Bank ("FHLB") stock - at cost	2,181	4,584
Net U.S. Small Business Administration ("SBA") Paycheck Protection Program ("PPP") Loans	—	339
Portfolio loans receivable net of allowance for credit losses of $23,515 and $22,890	1,820,806	1,798,178
Net loans	1,820,806	1,798,517
Goodwill	10,835	10,835
Premises and equipment, net	20,987	21,308
Accrued interest receivable	8,526	8,335
Investment in bank owned life insurance	40,019	39,802
Core deposit intangible	550	634
Net deferred tax assets	21,914	24,657
Right of use assets - operating leases	5,817	5,920
Other assets	873	2,713
Total Assets	$2,428,536	$2,410,017
Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing deposits	$599,763	$630,120
Interest-bearing deposits	1,554,560	1,458,343
Total deposits	2,154,323	2,088,463
Short-term borrowings	21,500	79,000
Guaranteed preferred beneficial interest in junior subordinated debentures ("TRUPs")	12,000	12,000
Subordinated notes net of debt issuance costs - 4.75%	19,580	19,566
Lease liabilities - operating leases	6,114	6,202
Accrued expenses and other liabilities	16,213	17,775
Total Liabilities	2,229,730	2,223,006
Stockholders’ Equity
Common stock - par value $0.01; authorized - 15,000,000 shares; issued 5,666,904 and 5,648,435 shares, respectively	57	56
Additional paid in capital	98,246	97,986
Retained earnings	138,573	132,235
Accumulated other comprehensive losses	(37,896)	(43,092)
Unearned ESOP shares	(174)	(174)
Total Stockholders’ Equity	198,806	187,011
Total Liabilities and Stockholders’ Equity	$2,428,536	$2,410,017

See notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(dollars in thousands, except per share amounts)	2023	2022
Interest and Dividend Income
Loans, including fees	$23,116	$15,610
Interest and dividends on investment securities	3,992	1,666
Interest on deposits with banks	156	60
Total Interest and Dividend Income	27,264	17,336
Interest Expense
Deposits	6,729	513
Short-term borrowings	998	—
Long-term debt	469	354
Total Interest Expense	8,196	867
Net Interest Income	19,068	16,469
Provision for credit losses	670	450
Provision for unfunded commitments	(18)	(31)
Net Interest Income After Provision For Credit Losses	18,416	16,050
Noninterest Income
Loan appraisal, credit, and miscellaneous charges	93	176
Unrealized gains (losses) on equity securities	69	(222)
Income from bank owned life insurance	217	214
Service charges	1,069	926
Referral fee income	—	361
Net gains (losses) on sale of loans originated for sale	1	(4)
Total Noninterest Income	1,449	1,451
Noninterest Expense
Compensation and benefits	5,481	5,055
Occupancy expense	847	732
Advertising	88	64
Data processing expense	1,037	1,007
Professional fees	835	731
Merger and acquisition costs	259	—
Depreciation of premises and equipment	177	149
FDIC Insurance	180	179
OREO valuation allowance and expenses	—	6
Core deposit intangible amortization	84	109
Fraud losses	28	40
Other expenses	1,154	1,008
Total Noninterest Expense	10,170	9,080
Income before income taxes	9,695	8,421
Income tax expense	2,368	2,133
Net Income	$7,327	$6,288
Earnings Per Common Share
Basic	$1.30	$1.11
Diluted	$1.30	$1.10
Cash dividends paid per common share	$0.175	$0.175

See notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/LOSS

(Unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2023	2022
Net Income	$7,327	$6,288
Net unrealized holding gains (losses) arising during period, net of tax expenses (benefits) of $2,751 and $(5,998), respectively.	5,196	(17,017)
Comprehensive Income (Loss)	$12,523	$(10,729)

See notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

For the Three Months Ended March 31, 2023 and 2022

				Accumulated
		Additional		Other	Unearned
	Common	Paid-in	Retained	Comprehensive	ESOP
(dollars in thousands)	Stock	Capital	Earnings	Loss	Shares	Total
Balance at January 1, 2023	$56	$97,986	$132,235	$(43,092)	$(174)	$187,011
Net Income	—	—	7,327	—	—	7,327
Unrealized holding gains on investment securities, net of tax expenses $2,751	—	—	—	5,196	—	5,196
Cash dividend at $0.175 per common share	—	—	(931)	—	—	(931)
Dividend reinvestment	—	58	(58)	—	—	—
Net change in fair market value above cost of leveraged ESOP shares released	—	5	—	—	—	5
Stock based compensation	1	197	—	—	—	198
Balance at March 31, 2023	$57	$98,246	$138,573	$(37,896)	$(174)	$198,806

				Accumulated
		Additional		Other	Unearned
	Common	Paid-in	Retained	Comprehensive	ESOP
(dollars in thousands)	Stock	Capital	Earnings	Income (Loss)	Shares	Total
Balance at January 1, 2022	$57	$96,896	$113,448	$(1,952)	$(316)	$208,133
Cumulative effect adjustment due to the adoption of ASC 326, net of tax	—	—	(2,006)	—	—	(2,006)
Net Income	—	—	6,288	—	—	6,288
Unrealized holding losses on investment securities, net of tax benefits $(5,998)	—	—	—	(17,017)	—	(17,017)
Cash dividend at $0.175 per common share	—	—	(949)	—	—	(949)
Dividend reinvestment	—	52	(52)	—	—	—
Net change in fair market value below cost of leveraged ESOP shares released	—	6	—	—	—	6
Repurchase of common stock	—	—	(1,550)	—	—	(1,550)
Stock based compensation	—	235	—	—	—	235
Balance at March 31, 2022	$57	$97,189	$115,179	$(18,969)	$(316)	$193,140

See notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2023	2022
Cash Flows from Operating Activities
Net income	$7,327	$6,288
Adjustments to reconcile net income to net cash provided by operating activities
Provision for credit losses	670	450
Provision for unfunded commitments	(18)	(31)
Depreciation and amortization	489	373
Loans originated for resale	(218)	(1,606)
Proceeds from sale of loans originated for sale	219	1,255
Net (gains) losses on sale of loans held for sale	(1)	4
Unrealized (gains) losses on equity securities	(69)	222
Net amortization of premium/discount on investment securities	356	582
Net accretion of merger accounting adjustments	(23)	(62)
Net amortization of debt issuance costs	14	14
Amortization of core deposit intangible	84	109
Amortization of right of use asset	103	91
Net change in right of use assets and lease liabilities	(88)	(77)
Increase in cash surrender value of bank owned life insurance	(217)	(213)
(Decrease) increase in deferred income tax benefit	(7)	206
(Increase) decrease in accrued interest receivable	(191)	199
Stock based compensation	198	235
Net change in fair market value above cost of leveraged ESOP shares released	5	6
(Increase) decrease in net deferred loan costs	(851)	283
(Decrease) increase in accrued expenses and other liabilities	(1,545)	586
Decrease in other assets	1,839	1,781
Net Cash Provided by Operating Activities	8,076	10,695

Cash Flows from Investing Activities
Purchase of AFS investment securities	(26)	(46,404)
Proceeds from redemption or principal payments of AFS investment securities	6,388	13,107
Net decrease (increase) of FHLB stock	2,403	(214)
Net change in loans	(22,083)	(39,828)
Purchase of premises and equipment	(168)	(250)
Net Cash Used in Investing Activities	(13,486)	(73,589)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Continued)

	Three Months Ended March 31,
(dollars in thousands)	2023	2022
Cash Flows from Financing Activities
Net increase in deposits	$65,860	$38,919
Payments of long-term debt	—	(18)
Net decrease in short term borrowings	(57,500)	—
Dividends paid	(931)	(949)
Repurchase of common stock	—	(1,550)
Net Cash Provided by Financing Activities	7,429	36,402
Increase (Decrease) in Cash and Cash Equivalents	2,019	(26,492)

Cash and Cash Equivalents - January 1	25,473	139,654
Cash and Cash Equivalents - March 31	$27,492	$113,162

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for
Interest	$7,632	$637
Income taxes	$—	$—

Supplemental Schedule of Non-Cash Operating Activities
Issuance of common stock for payment of compensation	$616	$130

Supplemental Schedule of Non-Cash Investing and Financing Activities
Cumulative effect adjustment for adoption of ASU 2016-13	$—	$2,006

See notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Basis of Presentation

The Consolidated Financial Statements include the accounts of The Community Financial Corporation and its wholly-owned subsidiary, Community Bank of the Chesapeake (the “Bank”), (collectively, the “Company”), included herein are unaudited.

The Consolidated Financial Statements reflect all adjustments consisting only of normal recurring accruals that, in the opinion of management, are necessary to present fairly the Company’s financial condition, results of operations, and cash flows for the periods presented. Certain information and note disclosures normally included in Consolidated Financial Statements prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") have been condensed or omitted pursuant to the rules and regulations of the SEC. Management believes that the included disclosures are adequate to make the information presented not misleading. The balances as of December 31, 2022 have been derived from audited Consolidated Financial Statements. The Company’s accounting policies are disclosed in Note 1 to the 2022 Consolidated Financial Statements. The results of operations for the three months March 31, 2023 are not necessarily indicative of the results of operations to be expected for the remainder of the year or any other period.

These Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and notes included in the Company’s 2022 Annual Report on Form 10-K.

Reclassification

Certain items in prior Consolidated Financial Statements have been reclassified to conform to the current presentation.

Nature of Operations

The Company provides financial services to individuals and businesses through its offices in Southern Maryland and Fredericksburg, Virginia. Its primary deposit products are demand, savings and time deposits, and its primary lending products are commercial and residential mortgage loans, commercial loans, construction and land development loans, home equity and second mortgages and commercial equipment loans.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the Consolidated Financial Statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses ("ACL"), real estate acquired in the settlement of loans ("OREO"), fair value of financial instruments, fair value of assets acquired, and liabilities assumed in a business combination, evaluating potential credit losses of investment securities and valuation of deferred tax assets.

Loans

Loans that the Company has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding unpaid principal balances, adjusted for the allowance for credit losses and any deferred fees or premiums. Interest income is accrued on the unpaid principal balance. Loan origination fees and premiums, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Loans purchased with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered credit deteriorated. Evidence of credit quality deterioration as of the purchase date may include statistics such as internal risk grade, past due and nonaccrual status, recent borrower credit scores and recent loan-to-value (“LTV”) percentages.

The Company considers a loan to be past due or delinquent when the terms of the contractual obligation are not met by the borrower. Loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Non-accrual loans include certain loans that are current with all loan payments and are placed on non-accrual status due to customer operating results and cash flows. Non-accrual loans are evaluated for impairment on a loan-by-loan basis in accordance with the Company’s impairment methodology.

Consumer loans, excluding credit card loans, are typically charged-off no later than 90 days past due. Credit card loans are typically charged-off no later than 180 days past due. Mortgage and commercial loans are fully or partially charged-off when in management’s judgment all reasonable efforts to return a loan to performing status have occurred. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected from loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Modifications to borrowers experiencing financial difficulty (BEFD) are loans that have been modified to provide for a reduction or a delay in the payment of either interest or principal because of deterioration in the financial condition of the borrower. A loan extended or renewed at a stated interest rate equal to the current interest rate for new debt with similar risk is not considered a BEFD modification. Once an obligation has been classified as a BEFD modification it continues to be considered a BEFD modification until paid in full or until the debt is refinanced and considered unimpaired. All BEFD modifications are assessed on a loan-by-loan basis. The Company does not participate in any specific government or Company-sponsored loan modification programs. All restructured loan agreements are individual contracts negotiated with a borrower.

Allowance for Credit Losses - Loans

The ACL is an estimate of the expected credit losses for loans held for investment and off-balance sheet exposures. Accounting Standards Codification ("ASC") 326, "Financial Instruments-Credit Losses" requires an immediate recognition of the credit loss expected to occur over the lifetime of a financial asset whether originated or purchased. Charge-offs are recorded to the ACL when management believes the loan is uncollectible. Subsequent recoveries, if any, are credited to the ACL. Management believes the ACL is in accordance with U.S. GAAP and in compliance with appropriate regulatory guidelines.

The ACL includes quantitative estimates of losses for collectively and individually evaluated loans. As more fully described below, the model-based quantitative estimate for collectively evaluated loans is determined using the probability of default ("PD") and loss given default ("LGD") at the segment level and applied at the loan level against the expected exposure at default ("EAD"). Qualitative adjustments to the quantitative estimate may be made using information not considered in the quantitative model.

The Bank uses a range of data to estimate expected credit losses under CECL, including information about past events, current conditions, and reasonable and supportable forecasts relevant to assessing the collectability of the cash flows of the loans. Historical loss experience serves as the foundation for our estimated credit losses. Adjustments to our historical loss experience are made for differences in current loan portfolio segment credit risk characteristics such as the impact of changing unemployment rates, changes in U.S. Treasury yields, portfolio concentrations, the volume of classified loans, inflation, and other prevailing economic conditions and factors that may affect the borrower’s ability to repay, or reduce the estimated value of underlying collateral. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The ACL is measured on a collective basis when similar risk characteristics exist. Generally, collectively assessed loans are grouped by loan type code or product type codes and assigned to a corresponding portfolio segment. Portfolio segments may be further subdivided into similar risk profile groupings based on interest rate structure, types of collateral or other terms and characteristics.

The probability of default (“PD”) calculation analyzes the historical loan portfolio over the given look back period to identify, by segment, loans that have defaulted. A default is defined as a loan that has moved to past due 90 days and greater, nonaccrual status, or experienced a charge-off during the period. The model observes loans over a 12-month window, detecting any events previously defined. This information is then used by the model to calculate annual iterative count-based PD rates for each segment. This process is then repeated for all dates within the historical data range. These averaged PD’s are used for a 12-month straight-line reversion to the historical mean. The historical data used was from mid-2006 through the most recent quarter end.

The Company utilizes reasonable and supportable forecasts of future economic conditions when estimating the ACL on loans. The model’s calculation also includes a 12-month forecasted PD based on a regression model that compares the Company’s historical loan data to various national economic metrics during the same periods. The results show the Company’s past losses having a high rate of correlation to national unemployment rates for fixed rate loans and the 10-Year U.S. Treasury for adjustable-rate loans. The model uses this information, along with the most recently published Wall Street Journal survey of sixty economists’ forecasts predicting unemployment rates out over the next four quarters to estimate the PD for the forward-looking 12-month period. These data are also used to predict credit losses at different levels of stress, including a baseline, low, high and adverse economic conditions. After the forecast period, PD rates revert to the historical mean straight line over a 12-month period for the entire data set.

The loss given default (“LGD”) calculation is based on actual losses (charge-offs, net of recoveries) at a loan level over the entire look-back period aggregated for each loan segment. The aggregate loss is divided by the exposure at default to determine an LGD rate. Defaults occurring during the look-back period are included in the denominator, whether or not a loss occurred and exposure at default is determined by the loan balance immediately preceding the default event. When the Company's data are insufficient. an industry index is used.

The exposure at default (“EAD”) calculation projects future expected balances from monthly cash flow schedules to apply PD and LGD assumptions. These are derived based on current contractual terms (balance, interest rate, payment structure), adjusted for expected voluntary prepayments. The contractual terms exclude expected extensions, renewals and modifications unless either of the following applies: management has the reasonable expectation that a loan will be restructured, or the extension or renewal option are included in the borrower contract.

On a quarterly basis, the Company uses internal portfolio credit data, such as levels of non-accrual loans, classified assets and concentrations of credit along with other external information not used in the quantitative calculation to determine qualitative adjustments.

Loans that do not share the same common risk characteristics with other loans are individually assessed. Such loans include non-accrual loans, BEFD modifications, loans classified as substandard or worse, loans that are greater than 89 days delinquent and any other loan identified by management for individual assessment. Reserves on individually assessed loans are measured on a loan-by-loan basis. Generally, consumer loans, including credit cards, are not individually assessed as the Bank's policy is to charge-off credit card loans when they become 180 days delinquent and other consumer loans when they are more than 90 days delinquent.

The methodology used to estimate the ACL is designed to be responsive to changes in portfolio credit quality and forecasted economic conditions. Changes due to new information are reflected in the pool-based allowance and in reserves assigned on an individual basis. Executive management closely monitors loss ratios, reviews the appropriateness of the ACL and presents conclusions to the Credit Risk Committee and the Audit Committee. The committees report to the Board as part of Board's quarterly review of our regulatory reporting and consolidated financial statements.

The calculation of the ACL excludes accrued interest receivable balances because these balances are reversed in a timely manner against previously recognized interest income when a loan is placed on non-accrual status.

Allowance for Credit Losses - AFS Debt securities

The Company does not presently hold any HTM debt securities and therefore is not presently required to apply a CECL methodology for an HTM investment portfolio.

The impairment model for AFS debt securities measures fair value. Although ASU No. 2016-13 replaced the legacy other-than-temporary impairment (“OTTI”) model with a credit loss model, it retained the fundamental nature of the legacy OTTI model for AFS securities. One notable change from the legacy OTTI model is when evaluating whether credit loss exists, an entity may no longer consider the length of time fair value has been less than amortized cost. For AFS debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either criterion is met, the security’s amortized cost basis is written down to fair value through income. For AFS debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors.

In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and a corresponding allowance for credit losses is recorded. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income. Changes in the allowance for credit losses are recorded as a provision for (or reversal of) credit losses. Losses are charged against the allowance when management believes the uncollectibility of an AFS security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Any impairment not recorded through an allowance for credit loss is recognized in other comprehensive income as a noncredit-related impairment. As of March 31, 2023, the Company determined that the unrealized loss positions in AFS securities were not the result of credit losses, and therefore, an allowance for credit losses was not recorded. See Note 2 Investment Securities for more information.

The Bank elected to exclude accrued interest from the amortized cost basis of AFS debt securities and report accrued interest separately in accrued interest and other assets in the consolidated balance sheets. AFS debt securities are placed on non-accrual status when management no longer expects to receive all contractual amounts due, which is generally at 90 days past due. Accrued interest receivable is reversed against interest income when a security is placed on non-accrual status. Accordingly, the Company does not recognize an allowance for credit loss against accrued interest receivable. The majority of AFS debt securities as of March 31, 2023 and December 31, 2022 were issued by Government Sponsored Enterprises (“GSEs”) and U.S. agencies. As such, an allowance for credit losses is not considered necessary.

Collateral Dependent Financial Assets

Loans that do not share risk characteristics are evaluated on an individual basis. For collateral dependent financial assets where the Company has determined that foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and the Company expects repayment of the financial asset to be provided substantially through the operation or sale of the collateral, the ACL is measured based on the difference between the fair value of the collateral and the amortized cost basis of the asset as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the financial asset exceeds the Net Present Value ("NPV") from the operation of the collateral. When repayment is expected to be from the sale of the collateral, expected credit losses are calculated as the amount by which the amortized costs basis of the financial asset exceeds the fair value of the underlying collateral less estimated cost to sell. The ACL may be zero if the fair value of the collateral at the measurement date exceeds the amortized cost basis of the financial asset. Subsequent changes to the fair value of collateral, for which an ACL was previously recognized, will be reported as a provision (recovery) for credit losses.

The Bank generally uses the practical expedient of the fair value of the collateral, net of estimated selling costs, to determine the expected credit loss for individually assessed collateral dependent loans.

Loan Commitments and Allowance for Credit Losses on Off-Balance Sheet Credit Exposure

Financial instruments include off-balance sheet credit instruments such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records a reserve for unfunded commitments (“RUC”) on off-balance sheet credit exposures through a charge to provision for credit loss expense in the Company’s consolidated statements of operations. The RUC on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the CECL model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur, and is included in Other Liabilities on the Company’s consolidated balance sheets.

See Note 1 – Summary of Significant Accounting Policies included in the Company’s 2022 Annual Report on Form 10-K for a list of policies in effect as of December 31, 2022.

Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”)

Adopted New Accounting Standard

ASU 2020-04 – Reference Rate Reform (Topic 848). In March 2020, the FASB issued guidance to provide temporary optional guidance to ease the potential burden in accounting for reference rate reform. The amendments are effective as of March 12, 2020 through December 31, 2024, as deferred under ASU 2022-06 -Reference Rate Reform (Topic 848) Deferral of the Sunset Date of Topic 848. The amendments did not have a material effect on its Consolidated Financial Statements.

ASU Update 2022-02 – On January 1, 2023, the Company adopted ASU 2022-02 – Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. ASU 2022-02 eliminates the TDRs recognition and measurement guidance and, instead requires that an entity evaluate whether the modification represents a new loan or a continuation of an existing loan. The amendments enhance existing disclosure requirements and introduce new requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty. In addition, ASU Update 2022-02 requires that an entity disclose current-period gross write-offs by year of origination for financing receivables and net investment in leases. The Company adopted ASU 2022-02 using a modified retrospective transition method for TDRs. The impact of adoption was immaterial. The disclosure amendments in the Update 2022-02 will be applied prospectively.

NOTE 2 – INVESTMENT SECURITIES

Amortized cost and fair values of investment securities at March 31, 2023 and December 31, 2022 are summarized as follows:

	March 31, 2023
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
AFS Securities
Asset-backed securities issued by GSEs and U.S. Agencies
Residential Mortgage Backed Securities ("MBS")	$125,680	$11	$11,660	$114,031
Residential Collateralized Mortgage Obligations ("CMOs")	173,344	7	14,623	158,728
U.S. Agency	14,714	—	2,029	12,685
Asset-backed securities ("ABSs") issued by Others:
Residential CMOs	12,369	3	373	11,999
Student Loan Trust ABSs	46,771	29	1,866	44,934
Municipal bonds	99,686	—	16,794	82,892
Corporate bonds	4,867	—	504	4,363
U.S. government obligations	36,851	1	2,535	34,317
Total AFS Securities	$514,282	$51	$50,384	$463,949

Equity securities carried at fair value through income
CRA investment fund	$4,380	$—	$—	$4,380

Non-marketable equity securities
Other equity securities	$207	$—	$—	$207

Total Investment Securities	$518,869	$51	$50,384	$468,536

	December 31, 2022
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
AFS Securities
Asset-backed securities issued by GSEs and U.S. Agencies
Residential MBS	$126,861	$12	$13,203	$113,670
Residential CMOs	175,905	8	16,500	159,413
U.S. Agency	14,658	—	2,302	12,356
Asset-backed securities issued by Others:
Residential CMOs	12,593	13	400	12,206
Student Loan Trust ABSs	49,566	39	2,293	47,312
Municipal bonds	99,766	—	20,148	79,618
Corporate bonds	4,863	—	459	4,404
U.S. government obligations	36,813	1	3,047	33,767
Total AFS Securities	$521,025	$73	$58,352	$462,746

Equity securities carried at fair value through income
CRA investment fund	$4,286	$—	$—	$4,286

Non-marketable equity securities
Other equity securities	$207	$—	$—	$207

Total Investment Securities	$525,518	$73	$58,352	$467,239

The Company elected to exclude accrued interest receivable (“AIR”) from the amortized cost basis of debt securities disclosed throughout this footnote. AFS debt securities, AIR totaled $1.8 million and $1.8 million as of March 31, 2023, and December 31, 2022, respectively. AIR is included in the “accrued interest receivable” line item on the Company’s consolidated balance sheets.

At March 31, 2023 and December 31, 2022, securities with an amortized cost of $58.3 million and $56.4 million were pledged to secure certain customer deposits.

During the quarters ended March 31, 2023 and December 31, 2022, the Company did not sell any securities.

Management does not believe that the AFS debt securities in an unrealized loss position as of March 31, 2023 have credit loss impairment. As of March 31, 2023, and December 31, 2022, the gross unrealized loss positions were primarily related to mortgage-backed securities issued by U.S. government agencies or U.S. government sponsored enterprises. These securities carry the explicit and/or implicit guarantee of the U.S. government, are widely recognized as “risk free,” and have a long history of zero credit loss. The Company also performed credit reviews on municipal bonds issued by States and Political Subdivisions and asset backed securities issued by Student Loan Trust. Total gross unrealized losses were primarily attributable to changes in interest rates, relative to when the investment securities were purchased, and not due to the credit quality of the investment securities. The Company does not intend to sell the investment securities that were in an unrealized loss position, and it is not more likely than not that the Company will be required to sell the investment securities before recovery of their amortized cost basis, which may be at maturity. Management believes that the securities will either recover in market value or be paid off as agreed.

AFS Securities

Gross unrealized losses and estimated fair value by length of time that individual AFS securities have been in a continuous unrealized loss position at March 31, 2023 and December 31, 2022 were as follows:

March 31, 2023	Less Than 12 Months		More Than 12 Months		Total
(dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Losses
Asset-backed securities issued by GSEs and U.S. Agencies	$9,383	$543	$273,811	$27,769	$283,194	$28,312
Asset-backed securities issued by Others	10,266	353	129	20	10,395	373
Student Loan Trust ABSs	—	—	40,076	1,866	40,076	1,866
Municipal bonds	1,107	10	81,785	16,784	82,892	16,794
Corporate bonds	1,861	6	2,502	498	4,363	504
U.S. government obligations	—	—	32,333	2,535	32,333	2,535
	$22,617	$912	$430,636	$49,472	$453,253	$50,384

December 31, 2022	Less Than 12 Months		More Than 12 Months		Total
(dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Losses
Asset-backed securities issued by GSEs and U.S. Agencies	$24,688	$1,493	$259,127	$30,512	$283,815	$32,005
Asset-backed securities issued by Others	7,469	381	138	19	7,607	400
Student Loan Trust ABSs	1,950	1	42,170	2,292	44,120	2,293
Municipal bonds	6,695	796	72,923	19,352	79,618	20,148
Corporate bonds	4,404	459	—	—	4,404	459
U.S. government obligations	18,764	1,137	13,041	1,910	31,805	3,047
	$63,970	$4,267	$387,399	$54,085	$451,369	$58,352

Maturities

The amortized cost and estimated fair value of debt securities at March 31, 2023 and December 31, 2022 by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call premiums or prepayment penalties.

	March 31, 2023		December 31, 2022
(dollars in thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Within one year	$37,444	$33,780	$35,441	$31,477
Over one year through five years	132,267	119,322	136,449	121,186
Over five years through ten years	224,597	202,615	228,997	203,383
After ten years	119,974	108,232	120,138	106,700
Total AFS securities	$514,282	$463,949	$521,025	$462,746

NOTE 3 – LOANS

Portfolio loans, net of deferred costs and fees, are summarized by type as follows at March 31, 2023 and December 31, 2022:

	March 31, 2023		December 31, 2022
(dollars in thousands)	Total	% of Total Loans	Total	% of Total Loans
Portfolio Loans:
Commercial real estate	$1,265,519	68.63%	$1,232,826	67.69%
Residential first mortgages	78,186	4.24%	79,872	4.39%
Residential rentals	329,417	17.86%	338,292	18.58%
Construction and land development	18,474	1.00%	17,259	0.95%
Home equity and second mortgages	25,492	1.38%	25,602	1.41%
Commercial loans	40,666	2.20%	42,055	2.31%
Consumer loans	7,271	0.39%	6,272	0.34%
Commercial equipment	79,296	4.30%	78,890	4.33%
Total portfolio loans (1)	1,844,321	100.00%	1,821,068	100.00%
Less: Allowance for Credit Losses	(23,515)	(1.27)%	(22,890)	(1.26)%
Total net portfolio loans	1,820,806		1,798,178
U.S. SBA PPP loans (1)	—		339
Total net loans	$1,820,806		$1,798,517

(1)     Excludes accrued interest receivable of $6.8 million and $6.6 million, at March 31, 2023 and December 31, 2022, respectively.

The Company has segregated its loans into portfolio loans and U.S. SBA PPP loans at December 31, 2022.

Deferred Costs/Fees

Portfolio net deferred fees of $3.9 million at March 31, 2023 included deferred fees paid by customers of $8.3 million offset by deferred costs of $4.4 million. Deferred loan costs include premiums paid for the purchase of residential first mortgages and deferred loan origination costs in accordance with ASC 310-20. Net deferred loan fees of $3.0 million at December 31, 2022 included deferred fees paid by customers of $7.3 million offset by deferred costs of $4.3 million.

U.S. SBA PPP net deferred loan fees of $8,000 at December 31, 2022 included deferred fees paid by the SBA of $9,000 offset by deferred costs of $1,000. The net deferred fees are being amortized as a component of interest income through the contractual maturity date of each U.S. SBA PPP loan. Net deferred fees include fees received by participant banks for each U.S. SBA PPP loan underwritten and funded net of costs incurred to underwrite the loans. Net deferred fees will be recognized in income when the U.S. SBA PPP loan is forgiven or paid.

Risk Characteristics of Portfolio Segments

Concentrations of Credit - Loans are primarily made within the Company’s operating footprint of Southern Maryland and the greater Fredericksburg area of Virginia. Real estate loans can be affected by the condition of the local real estate market. Commercial and industrial loans can be affected by the local economic conditions. The commercial loan portfolio has business loans secured by real estate and real estate development loans. At March 31, 2023 and December 31, 2022, the Company had no loans outstanding with foreign entities.

The Company manages its credit products and exposure to credit losses (credit risk) by the following specific portfolio segments (classes), which are levels at which the Company develops and documents its allowance for loan loss methodology. These segments are:

Commercial Real Estate (“CRE”)

Commercial and other real estate projects include office, medical and professional buildings, retail locations, churches, other special purpose buildings and commercial construction. Commercial construction balances were 6.2% and 6.9% of the CRE portfolio at March 31, 2023 and December 31, 2022, respectively. The Bank offers both fixed-rate and adjustable-rate loans under these product lines. During periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower. The Bank’s adjustable rate CRE portfolio was $914.8 million or 49.6% of total portfolio loans of $1.8 billion at March 31, 2023 compared to $918.4 million or 50.4% of total gross portfolio loans of $1.82 billion at December 31, 2022. The primary security on a commercial real estate loan is the real property and the leases that produce income for the real property. Loans secured by commercial real estate are generally limited to 80% of the lower of the appraised value or sales price at origination and have an initial contractual loan payment period ranging from three to 20 years.

Because payments on loans secured by such properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy.

Residential First Mortgages

Residential first mortgage loans are generally long-term (10 to 30 years) amortizing loans. The Bank’s residential portfolio has both fixed-rate and adjustable-rate residential first mortgages.

The annual and lifetime limitations on interest rate adjustments may constrain interest rate increases on these loans. There are also credit risks resulting from potential increased costs to the borrower as a result of repricing of adjustable-rate mortgage loans. During periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower. The Bank’s adjustable rate residential first mortgage portfolio was $12.9 million or 0.7% of total portfolio loans of $1.8 billion at March 31, 2023 compared to $13.1 million or 0.7% of total gross portfolio loans of $1.82 billion at December 31, 2022.

The Bank generally retains the right to service loans sold for a payment based upon a percentage (generally 0.25% of the outstanding loan balance). As of March 31, 2023 and December 31, 2022, the Bank serviced $19.1 million and $19.5 million, respectively, in residential mortgage loans for others.

Residential Rentals

Residential rental mortgage loans are amortizing long-term loans. Loans secured by residential rental properties are generally limited to 80% of the lower of the appraised value or sales price at origination and have an initial contractual loan payment period ranging from three to 20 years. During periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.

Loans secured by residential rental properties involve greater risks than 1-4 family residential mortgage loans. Although, there are similar risk characteristics shared with commercial real estate loans, the balances for the loans secured by residential rental properties are generally smaller. Payments on loans secured by residential rental properties are dependent on the successful operation of the properties; and repayment of these loans may be subject to adverse conditions in the rental real estate market or the economy than similar owner-occupied properties.

Construction and Land Development

The Bank offers loans for the construction of residential dwellings. These loans are secured by the real estate under construction as well as by guarantees of the principals involved. In addition, the Bank offers loans to acquire and develop land. Construction and Land Development loans are dependent on the successful completion of the underlying project, or the borrowers guarantee to repay the loan. As such, they are subject to the risks of the project including the borrower’s ability to successfully manage construction and development activities. The repayment of these loans is also subject to economic risks such as changing prices and interest rates.

Home Equity and Second Mortgage Loans

The Bank maintains a portfolio of home equity and second mortgage loans. These products contain a higher risk of default than residential first mortgages as in the event of foreclosure, the first mortgage would need to be paid off prior to collection of the second mortgage.

Commercial Loans

Commercial loans including lines of credit are short-term loans (5 years or less) that are secured by the equipment financed, the guarantees of the borrower, and other collateral. These loans are dependent on the success of the underlying business or the strength of the guarantor.

Consumer Loans

Consumer loans consist of loans secured by automobiles, boats, recreational vehicles and trucks. The Bank also makes home improvement loans and offers both secured and unsecured personal lines of credit and credit card loans. The repayment of these loans is dependent on the continued financial stability of the customer.

Commercial Equipment Loans

These loans consist primarily of fixed-rate, short-term loans collateralized by a commercial customer’s equipment or secured by real property, accounts receivable, or other security as determined by the Bank. Commercial loans are dependent on the success of the underlying business or the strength of the guarantor.

U.S. SBA PPP Loans

U.S. SBA PPP loans are fully guaranteed by the Small Business Administration and the Bank's ACL does not include an allowance for U.S. SBA PPP loans. Management believes all U.S. SBA PPP loans were underwritten in accordance with the program's guidelines.

Loans

Non-accrual loans as of March 31, 2023 and December 31, 2022 were as follows:

	March 31, 2023
	Nonaccrual with No Allowance	Nonaccrual with Allowance for
(dollars in thousands)	for Credit Losses	Credit Losses	Total Nonaccrual Loans
Commercial real estate	$4,498	$1,391	$5,889
Residential rentals	1,631	—	1,631
Home equity and second mortgages	444	—	444
Consumer loans	—	9	9
Commercial equipment	124	27	151
Total	$6,697	$1,427	$8,124

Interest Income on Nonaccrual Loans	$63	$—	$63

	December 31, 2022
	Nonaccrual with No Allowance	Nonaccrual with Allowance for
(dollars in thousands)	for Credit Losses	Credit Losses	Total Nonaccrual Loans
Commercial real estate	$4,521	$81	$4,602
Residential rentals	1,142	—	1,142
Home equity and second mortgages	206	—	206
Commercial equipment	137	28	165
Total	$6,006	$109	$6,115

Interest Income on Nonaccrual Loans	$121	$—	$121

	March 31, 2023
(dollars in thousands)	Non-accrual Delinquent Loans	Non-accrual Current Loans	Total Non-accrual Loans
Commercial real estate	$—	$5,889	$5,889
Residential rentals	274	1,357	1,631
Home equity and second mortgages	444	—	444
Consumer loans	9	—	9
Commercial equipment	—	151	151
	$727	$7,397	$8,124

	December 31, 2022
(dollars in thousands)	Non-accrual Delinquent Loans	Non-accrual Current Loans	Total Non-accrual Loans
Commercial real estate	$—	$4,602	$4,602
Residential first mortgages	—	—	—
Residential rentals	449	693	1,142
Home equity and second mortgages	206	—	206
Commercial equipment	—	165	165
U.S. SBA PPP loans	—	—	—
	$655	$5,460	$6,115

Non-accrual loans increased $2.0 million from $6.1 million or 0.34% of total loans at December 31, 2022 to $8.1 million or 0.44% of total loans at March 31, 2023. Loans can be current but classified as non-accrual due to customer operating results or payment history. All interest accrued but not collected from loans that are placed on non-accrual or charged-off is reversed against interest income. In accordance with the Company’s policy, such interest income is recognized on a cash basis or cost-recovery method, until qualifying for return to accrual status.

At December 31, 2022, there were $5.5 million (89%) of non-accrual loans were current with all payments of principal and interest with specific reserves of $0.1 million and $0.7 million (11%) of non-accrual loans were delinquent with no specific reserves.

Non-accrual loans at March 31, 2023 and December 31, 2022 included no delinquent BEFD modifications. Non-accrual loans on which the recognition of interest has been discontinued, which did not have a specific allowance for impairment, amounted to $6.7 million and $6.0 million at March 31, 2023 and December 31, 2022, respectively. Interest due but not recognized on these balances at March 31, 2023 and December 31, 2022 was $43,000 and $22,000, respectively. Non-accrual loans with a specific allowance for impairment amounted to $1.4 million and $0.1 million at March 31, 2023 and December 31, 2022, respectively. Interest due but not recognized on these balances at March 31, 2023 and December 31, 2022 was $5,000 and $1,000, respectively.

The Company considers a loan to be past due or delinquent when the terms of the contractual obligation are not met by the borrower. Regardless of payment status, as long as cash flows can be reasonably estimated, the associated discount on these loan pools results in income recognition. An analysis of days past due ("DPD") loans as of March 31, 2023 follows:

	March 31, 2023
			90 DPD and S till	90 DPD and Not	Total Past	Current Non-	Current Accrual
(dollars in thousands)	31-60 DPD	61-89 DPD	Accruing	Accruing	Due	Accrual Loans	Loans	Total Loans
Commercial real estate	$525	$—	$—	$—	$525	$5,889	$1,259,105	$1,265,519
Residential first mortgages	—	—	—	—	—	—	78,186	78,186
Residential rentals	—	—	—	274	274	1,357	327,786	329,417
Construction and land development	—	—	—	—	—	—	18,474	18,474
Home equity and second mortgages	263	70	—	205	538	—	24,954	25,492
Commercial loans	—	—	—	—	—	—	40,666	40,666
Consumer loans	66	30	35	—	131	—	7,140	7,271
Commercial equipment	—	—	—	—	—	151	79,145	79,296
Total Loans	$854	$100	$35	$479	$1,468	$7,397	$1,835,456	$1,844,321

Loan delinquency (total past due) increased $0.4 million from $1.0 million, or 0.06% of loans, at December 31, 2022 to $1.5 million, or 0.08% of loans, at March 31, 2023.

An analysis of days past due loans as of December 31, 2022 follows:

	December 31, 2022
			90 DPD and S till	90 DPD and Not	Total Past	Current Non-	Current Accrual
(dollars in thousands)	31-60 DPD	61-89 DPD	Accruing	Accruing	Due	Accrual Loans	Loans	Total Loans
Commercial real estate	$147	$—	$—	$—	$147	$4,602	$1,228,077	$1,232,826
Residential first mortgages	—	—	—	—	—	—	79,872	79,872
Residential rentals	—	177	—	272	449	693	337,150	338,292
Construction and land development	—	—	—	—	—	—	17,259	17,259
Home equity and second mortgages	53	160	—	116	329	—	25,273	25,602
Commercial loans	—	—	—	—	—	—	42,055	42,055
Consumer loans	21	35	50	—	106	—	6,166	6,272
Commercial equipment	11	—	—	—	11	165	78,714	78,890
U.S. SBA PPP loans	—	—	—	—	—	—	339	339
Total portfolio loans	$232	$372	$50	$388	$1,042	$5,460	$1,814,905	$1,821,407

Allowance for Credit Losses ("ACL")

The following tables detail activity in the ACL at and for the three months ended March 31, 2023 and 2022. An allocation of the allowance to one category of loans does not prevent the Company from using that allowance to absorb losses in a different category.

Three Months Ended

	March 31, 2023
(dollars in thousands)	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance
Commercial real estate	$17,650	$—	$16	$726	$18,392
Residential first mortgages	207	—	—	(4)	203
Residential rentals	3,061	—	—	(156)	2,905
Construction and land development	160	—	—	1	161
Home equity and second mortgages	126	—	—	5	131
Commercial loans	190	—	—	14	204
Consumer loans	154	(44)	—	56	166
Commercial equipment	1,342	(21)	4	28	1,353
	$22,890	$(65)	$20	$670	$23,515

Three Months Ended

	March 31, 2022
(dollars in thousands)	Beginning Balance	Impact of ASC 326 Adoption	Charge-offs	Recoveries	Provisions	Ending Balance
Commercial real estate	$13,095	$3,734	$—	$—	$484	$17,313
Residential first mortgages	1,002	(679)	—	—	(39)	284
Residential rentals	2,175	(586)	—	—	(43)	1,546
Construction and land development	260	(82)	—	—	(41)	137
Home equity and second mortgages	274	(86)	—	—	(10)	178
Commercial loans	582	(290)	—	1	26	319
Consumer loans	58	2	—	—	13	73
Commercial equipment	971	483	—	18	60	1,532
	$18,417	$2,496	$—	$19	$450	$21,382

The following table presents the amortized cost basis of collateral-dependent loans by class of loans.

	March 31, 2023		December 31, 2022
(dollars in thousands)	Business/Other Assets	Real Estate	Business/Other Assets	Real Estate
Commercial real estate	$—	$5,889	$—	$4,601
Residential rentals	—	1,631	—	1,142
Home equity and second mortgages	—	444	—	206
Consumer loans	9	—	—	—
Commercial equipment	151	—	595	—
Total	$160	$7,964	$595	$5,949

Credit Quality Indicators

Credit quality indicators as of March 31, 2023 were as follows:

Credit Risk Profile by Internally Assigned Grade

The risk category of loans by class of loans is as follows:

	Term Loans by Origination Year						Revolving
(dollars in thousands)	Prior	2019	2020	2021	2022	2023	Loans	Total
Commercial Real Estate
Pass	$393,557	$108,531	$175,180	$261,755	$287,060	$23,827	$—	$1,249,910
Special Mention	4,167	—	5,553	—	—	—	—	9,720
Substandard	2,088	2,960	—	841	—	—	—	5,889
Total	$399,812	$111,491	$180,733	$262,596	$287,060	$23,827	$—	$1,265,519
Current Period Gross Write-off	$—	$—	$—	$—	$—	$—	$—	$—

Residential Rentals
Pass	$46,757	$20,527	$47,452	$72,733	$119,293	$21,024	$—	$327,786
Special Mention	—	—	—	—	—	—	—	—
Substandard	1,631	—	—	—	—	—	—	1,631
Total	$48,388	$20,527	$47,452	$72,733	$119,293	$21,024	$—	$329,417
Current Period Gross Write-off	$—	$—	$—	$—	$—	$—	$—	$—

Construction and Land Development
Pass	$11,181	$2,595	$631	$3,360	$148	$559	$—	$18,474
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Total	$11,181	$2,595	$631	$3,360	$148	$559	$—	$18,474
Current Period Gross Write-off	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Loans
Pass	$25,502	$2,260	$1,985	$6,258	$3,708	$953	$—	$40,666
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Total	$25,502	$2,260	$1,985	$6,258	$3,708	$953	$—	$40,666
Current Period Gross Write-off	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Equipment
Pass	$11,833	$13,361	$6,536	$12,185	$30,638	$4,426	$—	$78,979
Special Mention	165	—	—	—	—	—	—	165
Substandard	—	124	—	—	28	—	—	152
Total	$11,998	$13,485	$6,536	$12,185	$30,666	$4,426	$—	$79,296
Current Period Gross Write-off	$(21)	$—	$—	$—	$—	$—	$—	$(21)

	Term Loans by Origination Year						Revolving
(dollars in thousands)	Prior	2019	2020	2021	2022	2023	Loans	Total
Total loans by risk category	$496,881	$150,358	$237,337	$357,132	$440,875	$50,789	$—	$1,733,372

Loans evaluated by performance category are as follows:

	Term Loans by Origination Year						Revolving
(dollars in thousands)	Prior	2019	2020	2021	2022	2023	Loans	Total
Residential First Mortgages
Performing	$39,629	$19,273	$8,465	$5,178	$5,641	$—	$—	$78,186
Non-performing	—	—	—	—	—	—	—	—
Total	$39,629	$19,273	$8,465	$5,178	$5,641	$—	$—	$78,186
Current Period Gross Write-off	$—	$—	$—	$—	$—	$—	$—	$—

Home Equity and Second Mortgages
Performing	$15,259	$1,012	$1,244	$3,599	$3,729	$205	$—	$25,048
Non-performing	444	—	—	—	—	—	—	444
Total	$15,703	$1,012	$1,244	$3,599	$3,729	$205	$—	$25,492
Current Period Gross Write-off	$—	$—	$—	$—	$—	$—	$—	$—

Consumer Loans
Performing	$46	$69	$101	$573	$774	$271	$5,437	$7,271
Non-performing	—		—				—	—
Total	$46	$69	$101	$573	$774	$271	$5,437	$7,271
Current Period Gross Write-off	$—	$—	$—	$—	$—	$—	$(44)	$(44)

Total loans evaluated by performing status	$55,378	$20,354	$9,810	$9,350	$10,144	$476	$5,437	$110,949

Total Recorded Investment	$552,259	$170,712	$247,147	$366,482	$451,019	$51,265	$5,437	$1,844,321

Credit quality indicators as of December 31, 2022 were as follows:

Credit Risk Profile by Internally Assigned Grade

The risk category of loans by class of loans is as follows:

	Term Loans by Origination Year						Revolving
(dollars in thousands)	Prior	2018	2019	2020	2021	2022	Loans	Total
Commercial Real Estate
Pass	$329,575	$73,742	$107,264	$184,263	$272,567	$256,622	$—	$1,224,033
Special Mention	—	4,191	—	—	—	—	—	4,191
Substandard	792	—	2,967	—	843	—	—	4,602
Total	$330,367	$77,933	$110,231	$184,263	$273,410	$256,622	$—	$1,232,826

Residential Rentals
Pass	$44,257	$4,429	$20,690	$48,237	$65,889	$153,648	$—	$337,150
Special Mention	—	—	—	—	—	—	—	—
Substandard	1,142	—	—	—	—	—	—	1,142
Total	$45,399	$4,429	$20,690	$48,237	$65,889	$153,648	$—	$338,292

Construction and Land Development
Pass	$2,355	$7,788	$4,255	$729	$2,020	$112	$—	$17,259
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Total	$2,355	$7,788	$4,255	$729	$2,020	$112	$—	$17,259

Commercial Loans
Pass	$23,225	$4,298	$2,463	$1,872	$6,420	$3,777	$—	$42,055
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Total	$23,225	$4,298	$2,463	$1,872	$6,420	$3,777	$—	$42,055

Commercial Equipment
Pass	$8,206	$4,411	$14,329	$7,346	$12,948	$31,315	$—	$78,555
Special Mention	—	170	—	—	—	—	—	170
Substandard	—	—	137	—	—	28	—	165
Total	$8,206	$4,581	$14,466	$7,346	$12,948	$31,343	$—	$78,890
Total loans by risk category	$409,552	$99,029	$152,105	$242,447	$360,687	$445,502	$—	$1,709,322

Loans evaluated by performance category are as follows:

	Term Loans by Origination Year						Revolving
(dollars in thousands)	Prior	2018	2019	2020	2021	2022	Loans	Total
Residential First Mortgages
Performing	$37,428	$3,584	$19,411	$8,523	$5,235	$5,691	$—	$79,872
Non-performing	—	—	—	—	—	—	—	—
Total	$37,428	$3,584	$19,411	$8,523	$5,235	$5,691	$—	$79,872

Home Equity and Second Mortgages
Performing	$14,319	$1,622	$1,041	$1,441	$3,812	$3,161	$—	$25,396
Non-performing	206	—	—	—	—	—	—	206
Total	$14,525	$1,622	$1,041	$1,441	$3,812	$3,161	$—	$25,602

Consumer Loans
Performing	$49	$2	$96	$118	$618	$881	$4,508	$6,272
Non-performing	—	—	—	—	—	—	—	—
Total	$49	$2	$96	$118	$618	$881	$4,508	$6,272

U.S. SBA PPP Loans
Performing	$—	$—	$—	$—	$339	$—	$—	$339
Non-performing	—	—	—	—	—	—	—	—
Total	$—	$—	$—	$—	$339	$—	$—	$339

Total loans evaluated by performing status	$52,002	$5,208	$20,548	$10,082	$10,004	$9,733	$4,508	$112,085

Total Recorded Investment	$461,554	$104,237	$172,653	$252,529	$370,691	$455,235	$4,508	$1,821,407

A risk-grading scale is used to assign grades to commercial relationships, which include commercial real estate, residential rentals, construction and land development, commercial loans and commercial equipment loans. Loans are graded at inception, annually thereafter when financial statements are received and at other times when there is an indication that a credit may have weakened or improved. At December 31, 2020 and prior, only commercial loan relationships with an aggregate exposure to the Bank of $1,000,000 or greater were subject to being risk rated. During the quarter ended March 31, 2021, the Bank's policy was amended to risk rate all commercial loan relationships.

Home equity and second mortgages and consumer loans are evaluated for creditworthiness in underwriting and are monitored based on borrower payment history. Residential first mortgages are evaluated for creditworthiness during credit due diligence before being purchased. Residential first mortgages, home equity and second mortgages and consumer loans are classified as unrated unless they are part of a larger commercial relationship that requires grading or are BEFD modifications or nonperforming loans with an Other Assets Especially Mentioned ("OAEM") or higher risk rating due to a delinquency payment history.

The overall quality of the Bank’s loan portfolio is assessed using the Bank’s risk-grading scale, the level and trends of net charge-offs, nonperforming loans and delinquencies, the performance of BEFD modifications and the general economic conditions in the Company’s geographical market. This review process is assisted by frequent internal reporting of loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans. Credit quality indicators and allowance factors are adjusted based on management’s judgment during the monthly and quarterly review process. Loans subject to risk ratings are graded on a scale of one to ten. The Company considers loans rated substandard, doubtful and loss as classified assets for regulatory and financial reporting.

Ratings 1 thru 6 - Pass

Ratings 1 thru 6 have asset risks ranging from excellent-low to adequate. The specific rating assigned considers customer history of earnings, cash flows, liquidity, leverage, capitalization, consistency of debt service coverage, the nature and extent of customer relationship and other relevant specific business factors such as the stability of the industry or market area, changes to management, litigation or unexpected events that could have an impact on risks.

Rating 7 - OAEM (Other Assets Especially Mentioned) – Special Mention

These credits, while protected by the financial strength of the borrowers, guarantors or collateral, have reduced quality due to economic conditions, less than adequate earnings performance or other factors which require the lending officer to direct more than normal attention to the credit. Financing alternatives may be limited and/or command higher risk interest rates. OAEM loans relationships are reviewed at least quarterly.

Rating 8 - Substandard

Substandard assets are assets that are inadequately protected by the sound worth or paying capacity of the borrower or of the collateral pledged. Substandard loans are the first adversely classified loans on the Bank's watchlist. These assets have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard. The loans may have a delinquent history or combination of weak collateral, weak guarantor strength or operating losses. When a loan is assigned to this category the Bank may estimate a specific reserve in the loan loss allowance analysis. These assets listed may include assets with histories of repossessions or some that are non- performing bankruptcies. These relationships will be reviewed at least quarterly.

Rating 9 - Doubtful

Doubtful assets have many of the same characteristics of Substandard with the exception that the Bank has determined that loss is not only possible but is probable and the risk is close to certain that loss will occur. When a loan is assigned to this category the Bank will identify the probable loss and the loan will receive a specific reserve in the loan loss allowance analysis. These relationships will be reviewed at least quarterly.

Rating 10 – Loss

Once an asset is identified as a definite loss to the Bank, it will receive the classification of “loss.” There may be some future potential recovery; however, it is more practical to write off the loan at the time of classification. Losses will be taken in the period in which they are determined to be non-collectable.

BEFD modifications included in the individually assessed loan schedules above, as of March 31, 2023 and December 31, 2022 were as follows:

	March 31, 2023		December 31, 2022
(dollars in thousands)	Number of Loans	Recorded Investments	Number of Loans	Recorded Investments
Commercial equipment	1	$27	2	$457
Total BEFD modifications (1)	1	$27	2	$457
Less: BEFD modifications included in non-accrual loans	1	27	1	28
Total accrual BEFD modifications loans	—	$—	1	$429

(1)	On January 1, 2023, the Company adopted ASU 2022-02 – Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminated the TDR recognition and measurement guidance. As such, loans designated as TDRs prior to January 1, 2023 and are currently performing are no longer reported as a BEFD loan in the quarter ending March 31, 2023, while prior period amounts continue to be reported in accordance with previously applicable GAAP.

The Company had a $27,000 specific reserve on one BEFD modification at March 31, 2023 and had a $28,000 specific reserve for one BEFD of $28,000 at December 31, 2022. During the year ended December 31, 2022, there were no BEFD modifications disposals, which included payoffs and refinancing. BEFD modification loan principal curtailment was $1,000 for the three months ended March 31, 2023, and $18,000 for the year ended December 31, 2022. There were no BEFD modifications added during the three months ended March 31, 2023, and one BEFD of $28,000 added during the year ended December 31, 2022. At March 31, 2023, the BEFD modification was current for all principal and interest payments.

NOTE 4 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets are presented in the tables below.

(dollars in thousands)	As of March 31, 2023	As of December 31, 2022
Goodwill	$10,835	$10,835

	As of March 31, 2023			As of December 31, 2022
	Gross Carrying	Accumulated	Net Intangible	Gross Carrying	Accumulated	Net Intangible
(dollars in thousands)	Amount	Amortization	Assets	Amount	Amortization	Assets
Core deposit intangible ("CDI")	$3,590	$(3,040)	$550	$3,590	$(2,956)	$634

The estimated aggregate future amortization expense for intangible assets remaining as of March 31, 2023 is as follows:

(dollars in thousands)
Remainder of 2023	$217
2024	205
2025	109
2026	19
2027	—
$550

At March 31, 2023 the Company had goodwill of $10.8 million or 5.45% of equity and CDI of $0.6 million or 0.28% of equity.

Management performed its annual analysis of goodwill and CDI during the fourth quarter of 2022 and concluded that there was no impairment at December 31, 2022. At March 31, 2023, management's analysis concluded that there were no changes in the Company's financial statements or operations subsequent to the fourth quarter 2022 annual analysis that would indicate that it was more likely than not that goodwill or CDI was impaired.

NOTE 5 – OTHER REAL ESTATE OWNED (“OREO”)

OREO assets are presented net of the valuation allowance. The Company considers OREO as classified assets for regulatory and financial reporting. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs. The Company had no OREO at March 31, 2023 and December 31, 2022.

There were no expenses applicable to OREO assets at March 31, 2023 and December 31, 2022.

The Company had $89,000 in loans secured by residential real estate for which formal foreclosure proceedings were in process as of March 31, 2023. There were no loans secured by residential real estate for which formal foreclosure proceedings were in the process as of December 31, 2022.

NOTE 6 – DEPOSITS

Deposits consist of the following:

	March 31, 2023		December 31, 2022
(dollars in thousands)	Balance	%	Balance	%
Noninterest-bearing demand	$599,763	27.84%	$630,120	30.17%
Interest-bearing:
Demand	697,312	32.37%	638,876	30.59%
Money market deposits	305,329	14.17%	347,872	16.66%
Savings	121,007	5.62%	124,533	5.96%
Certificates of deposit	430,912	20.00%	347,062	16.62%
Total interest-bearing	1,554,560	72.16%	1,458,343	69.83%

Total Deposits	$2,154,323	100.00%	$2,088,463	100.00%

The aggregate amount of certificates of deposit that exceed the FDIC insurance limit of $250,000 at March 31, 2023 and December 31, 2022 was $193.3 million and $114.7 million, respectively.

At March 31, 2023 the scheduled contractual maturities of certificates of deposit are as follows:

(dollars in thousands)	March 31, 2023
Within one year	$288,627
Year 2	87,400
Year 3	39,196
Year 4	4,470
Year 5	11,219
$430,912

The Company monitors all customer deposit concentrations at or above 2% of total deposits. At March 31, 2023, the Bank had two customer deposit relationships that exceeded 2% of total deposits, totaling $320.9 million which represented 14.9% of total deposits. At December 31, 2022, the Bank had two customer deposit relationships that exceeded 2% of total deposits, totaling $346.4 million which represented 16.6% of total deposits. These concentrations were with local municipal agencies.

NOTE 7 – LEASE COMMITMENTS & CONTINGENCIES

Operating Leases

The Company's, operating lease agreements are primarily for leases of branches and office space. Topic 842 requires operating lease agreements to be recognized on the consolidated balance sheet as a right-of-use-asset with a corresponding lease liability.

The table below details the Right of Use asset (net of accumulated amortization), lease liability and other information related to the Company's operating leases:

(dollars in thousands)	March 31, 2023	December 31, 2022
Operating Leases
Operating lease right of use asset, net	$5,817	$5,920
Operating lease liability	$6,114	$6,202
Weighted average remaining lease term	15.5 years	15.7 years
Weighted average discount rate	3.51%	3.51%
Remaining lease term - min	4.3 years	4.5 years
Remaining lease term - max	21.0 years	22.0 years

The table below details the Company's lease cost, which is included in occupancy expense in the Unaudited Consolidated Statements of Income.

	Three Months Ended March 31,
(dollars in thousands)	2023	2022
Operating lease cost	$158	$146

Cash paid for lease liability	$142	$131

A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total operating lease liability is as follows:

(dollars in thousands)	As of March 31, 2023
Lease payments due:
Within one year	$578
After one but within two years	590
After two but within three years	631
After three but within four years	640
After four but within five years	589
After five years	5,095
Total undiscounted cash flows	$8,123
Discount on cash flows	2,009
Total lease liability	$6,114

NOTE 8 – GUARANTEED PREFERRED BENEFICIAL INTEREST IN JUNIOR SUBORDINATED DEBENTURES (“TRUPs”)

On June 15, 2005, Tri-County Capital Trust II (“Capital Trust II”), a Delaware business trust formed, funded and wholly-owned by the Company, issued $5.0 million of variable-rate capital securities in a private pooled transaction. The variable rate is based on the 90-day LIBOR rate plus 1.70%. The Trust used the proceeds from this issuance, along with the $0.2 million for Capital Trust II’s common securities, to purchase $5.2 million of the Company’s junior subordinated debentures. The interest rate on the debentures and the trust preferred securities is variable and adjusts quarterly. These capital securities qualify as Tier I capital and are presented in the Consolidated Balance Sheets as “Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures.” Both the capital securities of Capital Trust II and the junior subordinated debentures are scheduled to mature on June 15, 2035, unless called by the Company.

On July 22, 2004, Tri-County Capital Trust I (“Capital Trust I”), a Delaware business trust formed, funded and wholly owned by the Company, issued $7.0 million of variable-rate capital securities in a private pooled transaction. The variable rate is based on the 90-day LIBOR rate plus 2.60%. The Trust used the proceeds from this issuance, along with the Company’s $0.2 million capital contribution for Capital Trust I’s common securities, to purchase $7.2 million of the Company’s junior subordinated debentures. The interest rate on the debentures and the trust preferred securities is variable and adjusts quarterly. These debentures qualify as Tier I capital and are presented in the Consolidated Balance Sheets as “Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures.” Both the capital securities of Capital Trust I and the junior subordinated debentures are scheduled to mature on July 22, 2034, unless called by the Company.

As both the Capital Trust I and Capital Trust II variable-rate capital securities are LIBOR-linked instruments that mature after June 30, 2023, the interest rate will transition from a LIBOR-based rate to an alternative reference rate. Both instruments are subject to the Adjustable Interest Rate (LIBOR) Act (the “LIBOR Act”) and neither instrument contains a fallback provision or a clearly defined or practicable fallback provision in the event that LIBOR is no longer published or quoted. The interest rate on both the Capital Trust I and Capital Trust II will transition pursuant to the LIBOR Act to a rate based on the Secured

Overnight Financing Rate (“SOFR”) after June 30, 2023.

NOTE 9 – SUBORDINATED NOTES

On October 14, 2020, the Company issued and sold $20.0 million in aggregate principal amount of its 4.75% Fixed to Floating Rate Subordinated Notes due 2030 (the "Notes"). The Notes were sold by the Company in a private offering. The Notes mature on October 15, 2030 and bear interest at a fixed rate of 4.75% to October 14, 2025. From October 15, 2025 to the maturity date or early redemption date, the interest rate will reset quarterly to the three-month Secured Overnight Financing Rate ("SOFR") plus 458 basis points. The Company may redeem the Notes at any time after October 14, 2025, and at any time in whole, but not in part, upon the occurrence of certain events. Any redemption of the Notes will be subject to prior regulatory approval. The Company incurred debt issuance costs for placement fees, legal and other out-of-pocket expenses of approximately $0.6 million, which are being amortized over the life of the Notes. The Company recognized amortization expense of $14,000 and $14,000 for the three months ended March 31, 2023 and 2022, respectively.

NOTE 10 – REGULATORY CAPITAL

The Bank’s primary federal regulator is the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to regulation, supervision and regular examination by the Maryland Commissioner of Financial Regulation (the “Commissioner”) and the FDIC. The Company is subject to regulation, examination and supervision by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the “BHCA”).

The Company and Bank are subject to the Basel III Capital Rules which establish a comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s “Basel III” framework for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios.

The rules include a common equity Tier 1 capital to risk-weighted assets minimum ratio of 4.50%, a minimum ratio of Tier 1 capital to risk-weighted assets of 6.0%, require a minimum ratio (“Min. Ratio”) of Total Capital to risk-weighted assets of 8.0%, and require a minimum Tier 1 leverage ratio of 4.0%. A capital conservation buffer (“CCB”) is also established above the regulatory minimum capital requirements. The rules revised the definition and calculation of Tier 1 capital, Total Capital, and risk-weighted assets.

As of March 31, 2023 and December 31, 2022, the Company and Bank were well-capitalized under the regulatory framework for prompt corrective action ("PCA") under the new Basel III Capital Rules. Management believes, as of March 31, 2023 and December 31, 2022, that the Company and the Bank met all capital adequacy requirements to which they were subject. The Company’s and the Bank’s actual regulatory capital amounts and ratios are presented in the following table.

Regulatory Capital and Ratios	Regulatory Minimum Ratio +	The Company		The Bank
(dollars in thousands)	CCB(1)	March 31, 2023	December 31, 2022	March 31, 2023	December 31, 2022
Common equity		$198,806	$187,011	$227,967	$216,408
Goodwill		(10,835)	(10,835)	(10,835)	(10,835)
Core deposit intangible (net of deferred tax liability)		(414)	(477)	(414)	(477)
AOCI losses		37,896	43,092	37,896	43,092
Common Equity Tier 1 Capital		225,453	218,791	254,614	248,188
TRUPs		12,000	12,000	—	—
Tier 1 Capital		237,453	230,791	254,614	248,188
Allowable reserve for credit losses and other Tier 2 adjustments		23,911	23,303	23,911	23,303
Subordinated notes		19,580	19,566	—	—
Tier 2 Capital		$280,944	$273,660	$278,525	$271,491

Risk-Weighted Assets ("RWA")		$1,956,402	$1,943,516	$1,954,574	$1,941,922
Average Assets ("AA")		$2,453,436	$2,404,643	$2,451,758	$2,403,268

Common Tier 1 Capital to RWA	7.00%	11.52%	11.26%	13.03%	12.78%
Tier 1 Capital to RWA	8.50%	12.14	11.87	13.03	12.78
Tier 2 Capital to RWA	10.50%	14.36	14.08	14.25	13.98
Tier 1 Capital to AA (Leverage) (2)	n/a	9.68	9.60	10.38	10.33

(1)	The regulatory minimum capital ratio ("Min. Ratio") + the capital conservation buffer ("CCB").
(2)	Tier 1 Capital to AA (Leverage) has no capital conservation buffer defined. The PCA well capitalized is defined as 5.00%.

Dividends paid by the Company are substantially funded from dividends received from the Bank. Federal and holding company regulations, as well as Maryland law, impose certain restrictions on capital distributions, including dividend payments and share repurchases. These restrictions generally require advanced approval from the Bank's regulator for payment of dividends in excess of the sum of net income for the current calendar year and the retained net income of the prior two calendar years.

NOTE 11 – FAIR VALUE MEASUREMENTS

The Company adopted FASB ASC Topic 820, “Fair Value Measurements” and FASB ASC Topic 825, “The Fair Value Option for Financial Assets and Financial Liabilities”, which provides a framework for measuring and disclosing fair value under U.S. GAAP. FASB ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, AFS investment securities) or on a nonrecurring basis (for example, individually evaluated loans).

FASB ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC Topic 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. AFS securities are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis such as loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Under FASB ASC Topic 820, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine the fair value. These hierarchy levels are:

Level 1 inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2 inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s quarterly valuation process. Intra-quarter transfers in and out of level 3 assets and liabilities recorded at fair value on a recurring basis are disclosed. There were no such transfers during the quarter ended March 31, 2023 or the year ended December 31, 2022.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Securities Available for Sale

AFS investment securities are recorded at fair value on a recurring basis. Standard inputs include quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities (“GSEs”), municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Equity Securities Carried at Fair Value Through Income

Equity securities carried at fair value through income are recorded at fair value on a recurring basis. Standard inputs include quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 equity securities include those traded on an active exchange, such as the New York Stock Exchange. Level 2 equity securities include mutual funds with asset-backed securities issued by government sponsored entities (“GSEs”) as the underlying investment supporting the fund. Equity securities classified as Level 3 include mutual funds with asset-backed securities in less liquid markets.

Loans Receivable

The Company does not record loans at fair value on a recurring basis; however, from time to time, a loan is individually evaluated and an ACL is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are segregated individually. Management estimates the fair value of individually evaluated loans using one of several methods, including the collateral value, market value of similar debt, or discounted cash flows. Individually evaluated loans not requiring an allowance are those for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At March 31, 2023 and December 31, 2022, substantially all of the individually evaluated loans were based upon the fair value of the collateral.

In accordance with FASB ASC 820, loans where an allowance is established based on the fair value of collateral (loans with impairment) require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price (e.g., contracted sales price), the Company records the loan as nonrecurring Level 2. When the fair value of the impaired loan is derived from an appraisal, the Company records the loan as nonrecurring Level 3. Fair value is re-assessed at least quarterly or more frequently when circumstances occur that indicate a change in the fair value. The fair values of impaired loans that are not measured based on collateral values are measured using discounted cash flows and considered to be Level 3 inputs.

Other Real Estate Owned ("OREO")

OREO is adjusted for fair value upon transfer of the loans to foreclosed assets. Subsequently, OREO is reported at the lower of carrying value or fair value.

Fair value is based on independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price (e.g., contracted sales price), the Company records the foreclosed asset as nonrecurring Level 2. When the fair value is derived from an appraisal, the Company records the foreclosed asset at nonrecurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The tables below present the recorded amount of assets as of March 31, 2023 and December 31, 2022 measured at fair value on a recurring basis.

(dollars in thousands)	March 31, 2023
Description of Asset	Fair Value	Level 1	Level 2	Level 3
AFS securities
Asset-backed securities issued by GSEs and U.S. Agencies
MBS	$114,031	$—	$114,031	$—
CMOs	158,728	—	158,728	—
U.S. Agency	12,685	—	12,685	—
Asset-backed securities issued by Others:
Residential CMOs	11,999	—	11,999	—
Student Loan Trust ABSs	44,934	—	44,934	—
Municipal bonds	82,892	—	82,892	—
Corporate bonds	4,363	—	4,363	—
U.S. government obligations	34,317	—	34,317	—
Total AFS securities	$463,949	$—	$463,949	$—

Equity securities carried at fair value through income
CRA investment fund	$4,380	$—	$4,380	$—

Non-marketable equity securities
Other equity securities	$207	$—	$207	$—

(dollars in thousands)	December 31, 2022
Description of Asset	Fair Value	Level 1	Level 2	Level 3
AFS securities
Asset-backed securities issued by GSEs and U.S. Agencies
MBS	$113,670	$—	$113,670	$—
CMOs	159,413	—	159,413	—
U.S. Agency	12,356	—	12,356	—
Asset-backed securities issued by others:
Residential CMOs	12,206	—	12,206	—
Student Loan Trust ABSs	47,312	—	47,312	—
Municipal bonds	79,618	—	79,618	—
U.S. government obligations	33,767	—	33,767	—
Total AFS securities	$462,746	$—	$462,746	$—

Equity securities carried at fair value through income
CRA investment fund	$4,286	$—	$4,286	$—

Non-marketable equity securities
Other equity securities	$207	$—	$207	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company may be required to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Loans with an allowance had unpaid principal balances of $1.4 million and $0.1 million at March 31, 2023 and December 31, 2022, respectively. The fair value of individually assessed loans with an allowance measured on a non-recurring basis was zero as of December 31, 2022. Assets measured at fair value on a nonrecurring basis as of March 31, 2023 are included in the tables below.

(dollars in thousands)	March 31, 2023
Description of Asset	Fair Value	Level 1	Level 2	Level 3
Individually assessed loans with an allowances
Commercial real estate	$948	$—	$—	$948
Commercial loans	—	—	—	—
Commercial equipment	—	—	—	—
Total individually assessed loans with an allowances	$948	$—	$—	$948

The following tables provide information describing the unobservable inputs used in Level 3 fair value measurements at March 31, 2023. There were no Level 3 recurring assets or liabilities at December 31, 2022.

March 31, 2023 (dollars in thousands) Description of Asset	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Individually assessed loans with an	$948	Third party appraisals and	Management discount for	0% - 50% - 100%
allowances		in-house equipment	equipment type and current
		evaluations of fair value	market conditions

NOTE 12 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments require disclosure of fair value information, whether or not recognized in the consolidated balance sheets, when it is practical to estimate the fair value. A financial instrument is defined as cash, evidence of an ownership interest in an entity or a contractual obligation which requires the exchange of cash. Certain items are specifically excluded from the financial instrument fair value disclosure requirements, including the Company’s common stock, OREO, premises and equipment and other assets and liabilities.

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Therefore, any aggregate unrealized gains or losses should not be interpreted as a forecast of future earnings or cash flows. Furthermore, the fair values disclosed should not be interpreted as the aggregate current value of the Company.

The Company’s estimated fair values of financial instruments are presented in the following tables.

March 31, 2023			Fair Value Measurements
Description of Asset (dollars in thousands)	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Assets
Investment securities - AFS	$463,949	$463,949	$—	$463,949	$—
Equity securities carried at fair value through income	4,380	4,380	—	4,380	—
Non-marketable equity securities in other financial institutions	207	207	—	207	—
FHLB Stock	2,181	2,181	—	2,181	—
Net loans receivable	1,820,806	1,759,458	—	—	1,759,458
Accrued interest receivable	8,526	8,526	—	8,526	—
Investment in BOLI	40,019	40,019	—	40,019	—

Liabilities
Savings, NOW and money market accounts	$1,723,411	$1,723,411	$—	$1,723,411	$—
Time deposits	430,912	431,741	—	431,741	—
Short-term borrowings	21,500	21,595	—	21,595	—
TRUPs	12,000	9,740	—	9,740	—
Subordinated notes	19,580	18,753	—	18,753	—

See the Company’s methodologies disclosed in Note 21 of the Company’s 2022 Form 10-K for the fair value methodologies used as of December 31, 2022:

December 31, 2022			Fair Value Measurements
Description of Asset (dollars in thousands)	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Assets
Investment securities - AFS	$462,746	$462,746	$—	$462,746	$—
Equity securities carried at fair value through income	4,286	4,286	—	4,286	—
Non-marketable equity securities in other financial institutions	207	207	—	207	—
FHLB Stock	4,584	4,584	—	4,584	—
Net loans receivable	1,798,517	1,743,574	—	—	1,743,574
Accrued interest receivable	8,335	8,335	—	8,335	—
Investment in BOLI	39,802	39,802	—	39,802	—

Liabilities
Savings, NOW and money market accounts	$1,741,401	$1,741,401	$—	$1,741,401	$—
Time deposits	347,062	346,261	—	346,261	—
Short-term borrowings	79,000	79,087	—	79,087	—
TRUPs	12,000	10,296	—	10,296	—
Subordinated notes	19,566	18,745	—	18,745	—

At March 31, 2023 and December 31, 2022, the Company had outstanding loan commitments and standby letters of credit with customers of $47.0 million and $44.9 million, respectively, and $22.0 million and $25.0 million, respectively. Additionally, at March 31, 2023 and December 31, 2022, customers had $276.1 million and $278.1 million, respectively, available and unused on lines of credit, which include lines of credit for commercial customers, home equity loans as well as builder and construction lines. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

The fair value estimates presented herein are based on pertinent information available to management as of March 31, 2023 and December 31, 2022. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these Consolidated Financial Statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 13 – ACCUMULATED OTHER COMPREHENSIVE INCOME/LOSS ("AOCI"/"AOCL")

The following table presents the changes in each component of accumulated other comprehensive gain, net of tax, for the three months ended March 31, 2023 and 2022.

	Three Months Ended	Three Months Ended
	March 31, 2023	March 31, 2022
	Net Unrealized Gains	Net Unrealized Gains
(dollars in thousands)	And Losses	And Losses
Beginning of period	$(43,092)	$(1,952)
Other comprehensive gains ( losses), net of tax before reclassifications	5,196	(17,017)
Net other comprehensive gains (losses)	5,196	(17,017)
End of period	$(37,896)	$(18,969)

NOTE 14 – EARNINGS PER SHARE (“EPS”)

Basic earnings per common share represent income available to common shareholders, divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may have been issued by the Company related to outstanding unvested restricted stock unit and performance stock unit awards were determined using the treasury stock method and included in the calculation of dilutive common stock equivalents. The Company has not granted any stock options since 2007 and all outstanding options expired on July 17, 2017.

As of the three months ended March 31, 2023, and 2022, there were 1,854 and zero, respectively of unvested restricted stock and performance stock unit awards which were excluded from the calculation as their effect would be anti-dilutive. Basic and diluted earnings per share have been computed based on weighted-average common and common equivalent shares outstanding as follows:

	Three Months Ended March 31,
(dollars in thousands, except per share amounts)	2023	2022
Net Income	$7,327	$6,288

Average number of common shares outstanding	5,651,750	5,688,221
Dilutive effect of common stock equivalents	3,832	10,817
Average number of shares used to calculate diluted EPS	5,655,582	5,699,038

Anti-dilutive shares	1,854	—

Earnings Per Common Share
Basic	$1.30	$1.11
Diluted	$1.30	$1.10

NOTE 15 – INCOME TAXES

The Company files a consolidated federal income tax return with its subsidiaries. Deferred tax assets and liabilities are determined using the liability (or balance sheet) method which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. If it is more likely than not that some portion or the entire deferred tax asset will not be realized, deferred tax assets will be reduced by a valuation allowance. It is the Company’s policy to recognize accrued interest and penalties related to unrecognized tax benefits as a component of tax expense.

	Three Months Ended March 31,
(dollars in thousands)	2023	2022
Current income tax expense	$2,375	$1,927
Deferred income tax (benefit) expense	(7)	206
Income tax expense as reported	$2,368	$2,133

Effective tax rate	24.4%	25.3%

Net deferred tax assets totaled $21.9 million at March 31, 2023 and $24.7 million at December 31, 2022. No valuation allowance for deferred tax assets was recorded at March 31, 2023 as management believes it is more likely than not that deferred tax assets will be realized against deferred tax liabilities and projected future taxable income.

The effective tax rate differed from the statutory federal and state income rates during 2023 and 2022 primarily due to the effect of tax-exempt loans, life insurance policies, the income tax effects associated with stock-based compensation and certain non-deductible expenses for state income taxes. The

Company’s consolidated effective tax rate is expected to be between 24.50% and 26.00% in 2023.